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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
EMAX Solution Partners, Inc.

We consent to the inclusion of our report dated March 6, 2000, except for note 11, which is as of March 13, 2000, with respect to the consolidated balance sheets of EMAX Solution Partners, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, and to the reference to our firm under the heading "Experts" in the prospectus of this Form S-1 registration statement of SciQuest.com, Inc.


/s/ KPMG LLP

Philadelphia, Pennsylvania
March 14, 2000